Exhibit 5.1


                            CENDANT CORPORATION
                             9 West 57th Street
                             New York, NY 10019




                                                     December 11, 2000


Cendant Corporation
9 West 57th Street
New York, New York 10019


             Re:   Cendant Corporation Registration on Form S-3
                   --------------------------------------------

Ladies and Gentlemen:

         I am Senior Vice President, Law of Cendant Corporation, a Delaware corporation (the "Company"), in connection with the offering by a selling stockholder of up to 2,346,515 shares (the "Shares") of the Company's CD common stock, par value $.01 per share (the "Common Stock").

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission (the "Commission") on December 11, 2000 under the Act and the Purchase Agreement dated as of November 16, 2000 by and among the Company, Cendant Stock Corporation and Liberty CNDT, Inc. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

         I am admitted to the bar in the States of New York and New Jersey and I do not express any opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, I am of the opinion that the Shares were validly issued and are fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to the use of my name under the caption "Legal Opinions" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission.

                                              Very truly yours,

                                              /s/ Eric J. Bock, Esq.

                                              Eric J. Bock, Esq.
                                              Senior Vice President,
                                              Law and Secretary